NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CUSTODIAN CONTRACT

SCHEDULE B

SERIES

Guardian Portfolio
International Equity Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio

Date: May 1, 2017